                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                     (Amendment No. 3 for Barbara Sinclair;
                        Amendment No. 2 for T. L. Thomas,
                     James Sinclair and Dr. William Harvey)

                    Under the Securities Exchange Act of 1934

                             SUTTON RESOURCES, LTD.
                  --------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                  --------------------------------------------
                         (Title of Class of Securities)


                                    869474106
                  --------------------------------------------
                                 (CUSIP Number)

                                 James Sinclair
                              Route 41, Amenia Road
                                Sharon, CT 06069
                                 (203) 364-0164
                  --------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                  --------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |__|.

Check the following box if a fee is being paid with the statement |__|.

                                Page 1 of 7 pages


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|   CUSIP NO.869474106   |                          | Page 2  of 7 pages      |
|                        |                          |                         |
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-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    T. L. Thomas
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     FF, OO
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    U.S.A.
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      56,008(1)
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      None.
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |                                      56,008(1)
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      None.
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            56,008(1)
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                           [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                            .4%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes 13,179 shares underlying warrants exercisable at $30CN per Warrant, which are immediately exercisable and expire on February 23, 1999. Excludes certain options granted to Mr. Thomas by Mrs. Sinclair as reported in Item 6.


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|   CUSIP NO.869474106   |                          | Page 3  of 7 pages      |
|                        |                          |                         |
 ------------------------                             -----------------------


-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    Barbara Sinclair
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     PF, OO
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    U.S.A.
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      0
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      1,668,942
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |                                      0
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      1,668,942
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            1,668,942
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                           [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                           13.1%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            IN
------------------------------------------------------------------------------



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|   CUSIP NO.869474106   |                          | Page 4  of 7 pages      |
|                        |                          |                         |
 ------------------------                             -----------------------


-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   James Sinclair
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     PF, OO
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    U.S.A.
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      160,050
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      1,688,942
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |                                      160,050
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      1,831,993
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            1,831,992(1)
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                           [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                           14.4%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            IN
------------------------------------------------------------------------------

(1) Includes 160,000 shares underlying stock options exercisable within 60 days, and 1,668,942 shares owned by Barbara Sinclair, in which Mr. Sinclair disclaims economic interest.


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|   CUSIP NO.869474106   |                          | Page 5  of 7 pages      |
|                        |                          |                         |
 ------------------------                             -----------------------


-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                    Dr. William Harvey
------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                                (b)  [ ]
------------------------------------------------------------------------------
    3      SEC USE ONLY
------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                                     PF
------------------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
           PURSUANT TO ITEM 2(d) OR 2(e)                             [ ]

------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OR ORGANIZATION
                    U.S.A.
------------------------------------------------------------------------------
  NUMBER OF    |  7  |   SOLE VOTING POWER
   SHARES      |     |                                      2,400
BENEFICIALLY   |     |
  OWNED BY     |  8  |   SHARED VOTING POWER
   EACH        |     |                                      None.
 REPORTING     |  9  |   SOLE DISPOSITIVE POWER
PERSON WITH    |     |                                      2,400
               | 10  |   SHARED DISPOSITIVE POWER
               |     |                                      None.
------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                            2,400
------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES                                            [ ]
------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                less than .1%
------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
                                                            IN
------------------------------------------------------------------------------





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|   CUSIP NO.869474106   |                          | Page 6  of 7 pages      |
|                        |                          |                         |
 ------------------------                             -----------------------


                                  AMENDMENT TO
                           STATEMENT FOR SCHEDULE 13D

         This statement amends the Statement to the Schedule 13D filed with the Commission on January 25, 1996 (the "Original Statement"), as subsequently amended, on behalf of T.L. Thomas, Barbara Sinclair, James Sinclair, and Dr. William Harvey (collectively, the "Group"), with respect to the common stock of Sutton Resources, Ltd. (the "Issuer"). The Statement is being amended to report that Mr. Thomas and Dr. Harvey should no longer be considered as part of the Group and should no longer be deemed Reporting Persons and to amend Item 5. The Group's efforts to replace the Issuer's board of directors have terminated.

Item 5. Interest in the Securities of the Issuer.

         (a) The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 12,712,815 shares outstanding.

As of the close of business on January 9, 1997:

                  (i) Mrs. Sinclair beneficially owns 1,668,942 Shares (13.1% of the Issuer's Outstanding Shares).

                  (ii) Mr. Sinclair beneficially owns 1,831,492 Shares (14.4%), which include the Shares reported as beneficially owned by Mrs. Sinclair and 160,000 shares underlying stock options that are exercisable within 60 days. Mr. Sinclair expressly disclaims economic interest in any of the Shares beneficially owned by Mrs. Sinclair.

         (b) In the past sixty days, Mrs. Sinclair has engaged in the following sales in the Issuer's common stock:


                              No. of
Date                          Shares                   Price per Share
----                          ------                   ---------------
December 17, 1996             10,000                        $11.75
December 18, 1996              1,000                        $11.85



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|   CUSIP NO.869474106   |                          | Page 7  of 7 pages      |
|                        |                          |                         |
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                                   SIGNATURES

         After reasonable inquiry and to the best of each Reporting Person's belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated: January 9, 1997
                                             /s/ James Sinclair
                                             --------------------------
                                             Barbara Sinclair,
                                             by James Sinclair


                                             /s/ James Sinclair
                                             --------------------------
                                             James Sinclair



                                             /s/ James Sinclair
                                             --------------------------
                                             T.L. Thomas,
                                             by James Sinclair


                                             /s/ James Sinclair
                                             --------------------------
                                             Dr. William Harvey
                                             by James Sinclair